Pension Update February 6, 2012 Exhibit 99.2

Note to Investors
These Supplementary Materials may include forward-looking
statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on
current expectations and assumptions, and are subject to a
number of risks and uncertainties that could cause actual
results to vary materially. These risks and uncertainties are detailed from time to time in NCR’s SEC reports, including, but not limited to, Forms 10-Q, 10-K, 8-K and NCR’s annual report to shareholders. These Supplementary Materials are dated
February 6, 2012, and NCR does not undertake any obligation
to publicly update or revise these materials, whether as a
result of new information, future events or otherwise.
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NCR Pension Update – Year-End 2011
Cash Funding for Pension Plans
2010 2011 2012E 2013E
US Qualified Plan** 0 0 85 110
US Non-qualified Plan 9 9 10 10
International Plans*** 96 116 120 125
Total 105 125 215 245
Pension Metrics & Funded Status
Asset Return            Discount rate                                   Funded Status
12/31/11 YTD 12/31/10 12/31/11 12/31/10 12/31/11
US Plans     10% 5.25% 4.0% (903) (1,294)
International Plans 10% 4.6% 4.1% (94) (53)*
Global 10% 5.0% 4.0% (997) (1,347)
( $ Millions)
( $ Millions)
The deterioration in the global funded status was approximately $350m in 2011
*The ($53m) net funded status of international plans is comprised underfunded plans of ($385m), and overfunded plans of $332m
** The funding requirements for the U.S. Qualified Plan incorporate 15 year funding relief for the 2010 and 2011 plan years
*** The funding of international plans is expected to decline to an annual amount of $10-$20 million (excluding the funding of future service cost) by 2017 as some of the underfunded plans reach fully funded status
Due to pension plan closures, service cost is expected to decline to a level of about $10m per year
All future funding estimates are approximations based on expected asset returns, discount rates, and current local requirements
NCR Confidential 3
The overfunded plans are a result of local funding methodologies that use more conservative actuarial assumptions than GAAP